Exhibit 5

EXCERPT OF THE MINUTES N° 213 OF THE MEETING OF THE SUPERVISORY COMMITTEE
In the City of Buenos Aires, on February 25th, 2009, the Auditors Daniel Abelovich, Marcelo J. Ruiz and Javier Errecondo, signing hereafter, meet at the 18th floor of the corporate domicile of EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE SOCIEDAD ANÓNIMA (EDENOR S.A.), Azopardo 1025. At 10 a.m., the legally and statutory quorum being present, the Chairman, Dr Daniel Abelovich, calls the meeting to order and considers the First Item of the Agenda: 1) Consideration of the financial statements regarding the fiscal year ended December 31st 2008, notes exhibits and supplementary documentation. The Chairman takes the floor, calls the meeting to order and expresses that all the members of the Supervisory Committee have been duly provided with the documentation concerning the fiscal year to be considered, with the external auditor's report. This Committee has reviewed said report as well as the rest of the documentation including the support documentation carried out by said auditors, whose criterion are shared by this Committee. Having all the members of this Supervisory Committee analyzed and been aware of all documentation and decisions made by the corporate bodies, Dr Abelovich proposes accepting all documentation. Upon detailed consideration, the motion is accepted unanimously. The Chairman asks the floor to consider the second item of the Agenda: 2) Report of the Supervisory Committee, signature authorization and related documentation. Dr Abelovich expresses that it is proper to issue the report of the Committee and decides to take into consideration a rough copy of a text. Immediately after, upon discussion, said report is accepted unanimously, ad-referendum of the approval of the financial statements hereby considered by the Board of Directors called on February 25th 2009. Furthermore, the President of the Committee is authorized to sign said report, as well as the rest of the aforementioned documentation, which is thereupon transcribed:

REPORT OF THE SUPERVISORY COMMITTEE

To the Shareholders of
EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A.

Pursuant to the provisions of subparagraph 5° of section N° 294 of Law N° 19.550 of the Rules of the Comisión Nacional de Valores (National Securities Commission) and of the regulations of the Bolsa de Comercio de Buenos Aires (Buenos Aires Stock Exchange), we have examined the general balance sheet of EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. ("EDENOR") up to 31st December 2008, the statements of income, changes in stockholders´ equity and cash flow for the fiscal year ended on said date and of the supplementary exhibits and notes. In addition, we have examined the Annual Report of the Board of Directors regarding said fiscal year. The Company is responsible for the preparations and issuance of the aforementioned financial statements.

Our study has been carried out pursuant to the obligatory rules of the Auditing Commission. Said rules require that the financial statements' examinations be carried out pursuant to the Audit standards in force, and include the verification of discernment of significant information of examined documentation which shall be consistent with the rest of the information on corporate decisions, we have been aware of, and which are set forth in minutes of the Board of Directors and of the Shareholders’ Meetings, as well as the compliance of said decisions with the law and the by-laws, concerning the documentation formal requirements.  In order to carry out our professional task, we have examined the work of external auditors, Price Waterhouse & Co. S.R.L., who have issued a report on February 25th, 2009, without observations. An audit requires that the auditor plans and performs his work with the aim of obtaining a reasonable degree of certainty about the inexistence of untrue statements or serious mistakes in the financial statements. An audit includes examining, on selective basis, the criterion which back the information shown in the financial statements, as well as evaluating the accounting norms which have been taken into account, the significant estimates carried out by the Company and the presentation of the financial statements taken as a whole. We have not evaluated the corporate criterion related to administration, marketing nor production, the responsibility of which concerns exclusively the Company.

In addition, in relation to the Annual Report of the Board of Directors concerning the fiscal year ended December 31st 2008, we have verified that it contains the information required by section 66 of Law N° 19.550 and the Decree 677/01 and concerning our responsibility, that its figures are consistent with the accounting records of the Company and other pertinent documentation.

On the basis of the work we have carried out, the details of which are set forth in the aforementioned paragraphs, we inform you that:
a)	In our opinion:
The financial statements of EDENOR show reasonably, in every significant aspect, its financial position up to December 31st 2008, the results of its business transactions, changes in shareholders’ equity and cash flow for the fiscal year ended on said date, pursuant to Law N° 19.550, the dispositions established by the C.N.V (National Securities Commission) and the accounting professional rules in force;
b)
We do not have any observations to make, concerning our competence, in relation to the Annual Report of the Board of Directors, being the information on future facts the exclusive responsibility of the Board of Directors.

c)
Pursuant to the requirements of the last paragraph of section 4 of Chapter XXI of the regulations of the CNV, we inform you that there is not any matter that, in our opinion, we should mention with respect to the quality of the accounting and auditing policies of EDENOR nor on the degree of objectivity and independence of the external auditors, having taken into account which was expressed by the Audit Committee to this respect, in its annual report and which was expressed by the same auditors about the fulfillment of the pertinent professional rules.

Provisions established under section 294 of Law N° 19.550 have been fulfilled.
Ciudad Autónoma de Buenos Aires (City of Buenos Aires), February ___, 2009.

By Supervisory Committee

Dr José Daniel Abelovich
Permanent Statutory Auditor

Having no further matters to be discussed the Dr Abelovich declares the meeting closed at 10:50 a.m.

Daniel Abelovich	Marcelo J. Ruiz	Javier Errecondo